Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” incorporated by reference in this Registration Statement (Form S-1) of Sirtris Pharmaceuticals, Inc. and to the incorporation by reference therein of our report dated February 16, 2007 (except for Note 14 as to which the date is April 11, 2007), with respect to the consolidated financial statements of Sirtris Pharmaceuticals, Inc. included in its Amendment No. 7 to the registration statement (Form S-1 No. 333-140979) and related prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 18, 2007